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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                                   KFORCE INC.
                -------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, PAR VALUE $.01
                -------------------------------------------------
                         (Title of Class of Securities)

                                   493732 10 1
                -------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ]   Rule 13d-1(b)

                     [ ]   Rule 13d-1(c)

                     [X]   Rule 13d-1(d)








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--------------------------                            -------------------------
CUSIP No.  493732 10 1                                      Page  2  of  5

--------------------------                            -------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

                        RICHARD M. COCCHIARO

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
      3        SEC USE ONLY


-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
       NUMBER OF
         SHARES                   1,640,882
      BENEFICIALLY
        OWNED BY             --------------------------------------------------
          EACH               6    SHARED VOTING POWER
       REPORTING
         PERSON                   146,163
          WITH               --------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  1,640,882
                             --------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  106,763
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          1,787,045
-------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                  [ ]

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     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                          5.9%
-------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                                          IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT.

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CUSIP No.  493732 10 1                                      Page  3  of  5



Item 1.      (a)  Name of Issuer:

                           KFORCE INC.

Item 1.      (b)  Address of Issuer's Principal Executive Offices:

                           1001 WEST PALM AVENUE
                           TAMPA, FLORIDA 33605

Item 2.      (a)  Name of Person Filing:

                           RICHARD M. COCCHIARO

Item 2.      (b)  Address of Principal Business Office or if None, Residence:

                           P.O. BOX 42
                           HOLDERNESS, NEW HAMPSHIRE 03245

Item 2.      (c)  Citizenship:

                           USA

Item 2.      (d)  Title of Class of Securities:

                           $.01 PAR VALUE COMMON STOCK

Item 2.      (e)  Cusip Number:

                           493732 10 1



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CUSIP No.  493732 10 1                                      Page  4  of  5


Item 3. Statements filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the Person filing is a: N/A

         (a)  [ ] Broker or dealer registered under Section 15 of the Exchange
                  Act.

         (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e)  [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] a savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [ ]

Item 4.      Ownership

             (a) Amount Beneficially Owned (describe): Of the 1,787,045 shares reported pursuant to this Schedule 13G; 73,163 shares are currently held by the Cocchiaro Family Foundation, 39,400 shares are held by Mr. Cocchiaro's mother; 19,000 shares are held by Mr. Cocchiaro's spouse; 14,600 shares are held in custody for his children; 15,085 shares are subject to options exercisable within 60 days of the calendar yearend; and 1,625,797 shares are owned directly by Mr. Cocchiaro.

             (b) Percent of Class: 5.9%, based on the 30,523,885 outstanding shares as of November 14, 2001, reported on the most recently filed Form 10-Q for the quarter ending September 30, 2001.

             (c)    Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:  1,640,882
                    (ii)  Shared power to vote or to direct the vote:  146,163
                    (iii) Sole power to dispose or to direct the
                          disposition of:  1,640,882
                    (iv)  Shared power to dispose or to direct the
                          disposition of:  106,763

Item 5.      Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]



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CUSIP No.  493732 10 1                                      Page  5  of  5



Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

                  N/A

Item 7.      Identification and Classification of the Subsidiary Which Acquired
              the Security Being Reported on by the Parent Holding Company:

                  N/A

Item 8.      Identification and Classification of Members of the Group:

                  N/A

Item 9.      Notice of Dissolution of Group:

                  N/A

Item. 10.    Certification (see Rule 13d-1(b) and (c)):

                  N/A




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         Dated:  February 8, 2002


                                         /s/Richard M. Cocchiaro
                                         --------------------------------------
                                         Signature


                                          Richard M. Cocchiaro
                                         --------------------------------------
                                         Name/Title